Exhibit 10.1

Execution Version

TAX MATTERS AGREEMENT

by and between

ALKERMES PLC

and

MURAL ONCOLOGY PLC

Dated as of November 13, 2023

TAX MATTERS AGREEMENT

i

Schedules

Schedule 1.1(a)	Representation Letters
Schedule 1.1(b)	Tax Opinions

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of November 13, 2023, by and between Alkermes plc, an Irish public limited company (“Alkermes”), and Mural Oncology plc, an Irish public limited company (“Mural”). (Alkermes and Mural are sometimes collectively referred to herein as the “Parties” and, as the context requires, individually referred to herein as a “Party”).

W I T N E S S E T H:

WHEREAS, Alkermes, acting together with its Subsidiaries, is a company engaged in the Neuroscience Business and the Oncology Business;

WHEREAS, the board of directors of Alkermes (the “Board”) has determined that it is appropriate, desirable and in the best interests of Alkermes that its Oncology Business be separated from its Neuroscience Business and operated by a separate publicly traded company;

WHEREAS, it is the intention of the Parties that the transactions undertaken to accomplish such separation have the Tax-Free Status;

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities, and entitlements to refunds thereof, for certain Taxes arising prior to, at the time of, and subsequent to the Separation, and to provide for and agree upon other matters relating to Taxes and to set forth certain covenants and indemnities relating to the Tax-Free Status;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Separation Agreement:

“Action” has the meaning set forth in the Separation Agreement.

“Active Trade or Business” means (i) with respect to the Mural SAG, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the “Oncology Business,” as such term is defined and described in the Ruling Request and the Representation Letter, as conducted immediately prior to the Alkermes Distribution by the Mural SAG, and (ii) with respect to the Mural US SAG, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the “Oncology Business,” as such term is defined and described in the Ruling Request and the Representation Letter, as conducted immediately prior to each Internal Distribution by the Mural US SAG.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities or other interests, by contract or otherwise. The term Affiliate shall refer to Affiliates of a person as determined immediately after the Alkermes Distribution.

“Alkermes” has the meaning provided in the first sentence of this Agreement.

“Alkermes Contribution” means the contribution by Alkermes of Mural US to Mural.

“Alkermes Distribution” has the meaning assigned to the term “Distribution” in the Separation Agreement.

“Alkermes Disqualifying Act” means (a) any act, or failure or omission to act, by any member of the Alkermes Group following the Alkermes Distribution that results in any Party (or any of its Affiliates) being responsible for Distribution Taxes pursuant to a Final Determination; (b) the direct or indirect acquisition of all or a portion of the Capital Stock of Alkermes or any member of the Alkermes Group (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person, including pursuant to an issuance of Capital Stock by Alkermes or any member of the Alkermes Group; (c) any event (or series of events) involving Capital Stock of Alkermes or any assets of any member of the Alkermes Group; or (d) any failure to be true, inaccuracy in, or breach of any of Alkermes’s representations or statements contained in the Ruling Request or the Representation Letter to the extent relating to acts, omissions, events, conditions, facts or circumstances existing on or before the Distribution Effective Time.

“Alkermes Group” means Alkermes and its Affiliates, excluding any entity that is a member of the Mural Group.

“Alkermes Separate Return” means (a) any Tax Return of or including any member of the Alkermes Group (including any consolidated, combined or unitary return) that does not include any member of the Mural Group and (b) any Tax Return relating to Transfer Taxes that Alkermes is obligated to file under applicable Law.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.

“Board” has the meaning set forth in the recitals to this Agreement.

“Business Day” has the meaning set forth in the Separation Agreement.

“Capital Stock” means all classes or series of capital stock of a corporation, including (a) ordinary shares, (b) common stock, (c) all options, warrants and other rights to acquire such ordinary shares or common or other stock and (c) all instruments properly treated as stock for U.S. federal Income Tax purposes.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Complete Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date.

“Controlling Party” has the meaning set forth in Section 9.2(b) of this Agreement.

“Dispute Notice” has the meaning set forth in Section 13.1.

“Disputed Tax Matter” has the meaning set forth in Section 13.3.

“Disputes” has the meaning set forth in Section 13.1.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Effective Time” has the meaning set forth in the Separation Agreement.

“Distribution Losses” means (a) all Distribution Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (c) all reasonable costs and expenses and all damages associated with shareholder litigation or controversies and any amount paid by any member of the Alkermes Group or member of the Mural Group in respect of the liability of shareholders, whether paid to any shareholder or to the IRS or any other Tax Authority, in each case, resulting from the failure of any Separation Transactions to have Tax-Free Status.

“Distribution Taxes” means any and all Taxes required to be paid by or imposed on a Party or any of its Affiliates resulting from, attributable to, or arising in connection with the failure of any of the Separation Transactions to have Tax-Free Status.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Section 355(e) of the Code.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.

“Governmental Entity” has the meaning set forth in the Separation Agreement.

“Group” means the Alkermes Group or the Mural Group, or both, as the context requires.

“Income Tax” means all U.S. federal, state, and local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Intended Irish Tax Treatment” means, for Irish tax purposes, that the Alkermes Contribution and the Alkermes Distribution shall be treated as a scheme of reconstruction or amalgamation to which the provisions of Section 80 of the Ireland Stamp Duties Consolidation Act, 1999 and the provisions of Sections 587 and 615 of the Ireland Taxes Consolidation Act, 1997 apply.

“Internal Contribution” has the meaning assigned to the term “Onc. Co. Contribution” in the Ruling Request.

“Internal Distribution” means any of Internal Distribution 1, Internal Distribution 2, Internal Distribution 3, and Internal Distribution 4.

“Internal Distribution 1” has the meaning assigned to the term “Alkermes, Inc. Distribution” in the Ruling Request.

“Internal Distribution 2” has the meaning assigned to the term “US Holdings Distribution” in the Ruling Request.

“Internal Distribution 3” has the meaning assigned to the term “DPIL Distribution” in the Ruling Request.

“Internal Distribution 4” has the meaning assigned to the term “AIHL Distribution” in the Ruling Request.

“IRS” means the U.S. Internal Revenue Service.

“Joint Return” means any Tax Return (including any consolidated, combined or unitary Tax Return) that relates to at least one asset or activity that is part of the Neuroscience Business, on the one hand, and at least one asset or activity that is part of the Oncology Business, on the other hand.

“Law” has the meaning set forth in the Separation Agreement.

“Loss” is defined in Section 5.2(a).

“Mural” has the meaning provided in the first sentence of this Agreement.

“Mural Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Mural Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Law.

“Mural Disqualifying Act” means, following the Alkermes Distribution, (a) any act, or failure or omission to act, by any member of the Mural Group that results in any Party (or any of its Affiliates) being responsible for Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act (i) is covered by a Post-Distribution Ruling or Unqualified Tax Opinion (or is subject to Section 6.1(d)), or (ii) occurs during or after the Restricted Period; (b) the direct or indirect acquisition of all or a portion of the Capital Stock of Mural US (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person, including pursuant to an issuance of Capital Stock by Mural US, Mural or any other member of the Mural Group; (c) any event (or series of events) involving Capital Stock of Mural or any member of the Mural Group; or (d) any breach by any member of the Mural Group of any of its obligations under this Agreement.

“Mural Group” means Mural and its Affiliates, as determined after the Alkermes Distribution.

“Mural SAG” means the separate affiliated group of Mural, within the meaning of Section 355(b)(3)(B) of the Code.

“Mural Separate Return” means (a) any Tax Return of or including any member of the Mural Group (including any consolidated, combined or unitary return) that does not include any member of the Alkermes Group and (b) any Tax Return relating to Transfer Taxes that Mural is obligated to file under applicable Law.

“Mural US” means Mural Oncology, Inc., a Delaware corporation, the Capital Stock of which is distributed in the Internal Distributions.

“Mural US SAG” means the separate affiliated group of Mural US, within the meaning of Section 355(b)(3)(B) of the Code.

“Non-Controlling Party” has the meaning set forth in Section 9.2(b) of this Agreement.

“Non-Responsible Party” means the Party that is not the Responsible Party.

“Neuroscience Business” has the meaning set forth in the Separation Agreement.

“Oncology Business” has the meaning set forth in the Separation Agreement.

“Parties” and “Party” have the meaning set forth in the first sentence of this Agreement.

“Past Practices” has the meaning set forth in Section 3.4(a) of this Agreement.

“Payor” has the meaning set forth in Section 4.2(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Plan of Reorganization” has the meaning set forth in the Separation Agreement.

“Post-Distribution Ruling” has the meaning set forth in Section 6.1 of this Agreement.

“Prime Rate” has the meaning set forth in the Separation Agreement.

“Privilege” has the meaning set forth in the Separation Agreement.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction or series of transactions is supported by Mural management or shareholders (or the management or stockholders of Mural US), is a hostile acquisition, merger, consolidation or otherwise, as a result of which any Person or any group of related Persons would directly or indirectly (including through an acquisition of Capital Stock of Mural) acquire, or have the right to acquire, a number of shares of Capital Stock of Mural US that would, when combined with any other direct or indirect changes in ownership of Capital Stock of Mural US pertinent for purposes of Section 355(e) of the Code, comprise forty percent (40%) or more of (a) the value of all outstanding shares of Capital Stock of Mural US as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting Capital Stock of Mural US as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Mural or Mural US of a shareholder rights plan, (ii) issuances by Mural or Mural US that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section

1.355-7(d) or (iii) Specified Redemptions. For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of Capital Stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders; provided, however, that the Specified Redemptions shall not be taken into account. For purposes of administering this definition and determining changes in ownership of Mural Capital Stock that are pertinent for purposes of Section 355(e) of the Code, the methodologies set forth in the Ruling shall be applied. For purposes of this definition, each reference to Mural US shall include a reference to any entity treated as a successor thereto. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Representation Letters” means the representation letters set forth in Schedule 1.1(a) delivered in connection with the Separation Transactions.

“Required Party” has the meaning set forth in Section 4.2 of this Agreement.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Restricted Period” means the period beginning at the Distribution Effective Time and ending on the two-year anniversary of the day after the Distribution Date.

“Retention Date” has the meaning set forth in Section 8.1 of this Agreement.

“Ruling” means the IRS private letter ruling issued to Alkermes and its Affiliates in response to the Ruling Request.

“Ruling Request” means the request for ruling in connection with the Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Section 336(e) Allocation Statement” has the meaning set forth in Section 3.5(b)(ii) of this Agreement.

“Section 336(e) Election” has the meaning set forth in Section 3.5(b)(i).

“Separate Return” means an Alkermes Separate Return or a Mural Separate Return, as the case may be.

“Separation” has the meaning set forth in the Separation Agreement (and includes, for the avoidance of doubt, the transactions contemplated by the Plan of Reorganization).

“Separation Agreement” means the Separation Agreement, as amended from time to time, by and between Alkermes and Mural.

“Separation Taxes” means any and all Taxes (other than Distribution Taxes) required to be paid by or imposed on a Party or any of its Affiliates resulting from, attributable to, or arising in connection with any Separation Transaction, including Transfer Taxes.

“Separation Transactions” means, collectively, the Internal Contribution, the Internal Distribution 1, the Internal Distribution 2, the Internal Distribution 3, the Internal Distribution 4, the Alkermes Contribution, the Separation, and the Alkermes Distribution.

“Specified Redemptions” means the acquisitions by Mural that are described in Section 4.3(h) of the Separation Agreement.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor” means a tax counsel or tax accountant of recognized national standing.

“Tax Attribute” means a net operating loss, carryforward under Section 163(j) of the Code, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, general business credit, research and development credit, orphan drug credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the assessment, administration, collection, enforcement, determination or imposition of such Tax (including, for the avoidance of doubt, Ireland’s Revenue Commissioners) for such entity or subdivision.

“Tax Benefit” means any Tax Refund, credit or other reduction in Tax payments (determined on a “with and without” basis).

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means the qualification of (a) Internal Contribution and Internal Distribution 1, taken together, as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) Internal Distribution 2 as a distribution described in Section 355(a) of the Code, (c) Internal Distribution 3 as a distribution described in Section 355(a) of the Code, (d) Internal Distribution 4 as a distribution described in Section 355(a) of the Code, (e) the Alkermes Contribution and the Alkermes Distribution, taken together, as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, and (f) the Capital Stock of Mural US distributed in each Internal Distribution as “qualified property” for purposes of Sections 355(d), 355(e) and Section 361(c) of the Code.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Opinions” means the opinions set forth in Schedule 1.1(b) delivered to Alkermes in connection with the Separation Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Law.

“Tax Records” means any (a) Tax Returns, (b) Tax Return work papers, (c) documentation relating to any Tax Contests, and (d) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Laws or under any record retention agreement with any Tax Authority, in each case filed with respect to or otherwise relating to Taxes.

“Tax Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, credited or applied to future Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Third Party” has the meaning set forth in the Separation Agreement.

“Transaction Agreement” has the meaning set forth in the Separation Agreement.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on Separation Transaction (excluding, for the avoidance of doubt, any Income Taxes).

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to Alkermes, on which Alkermes may rely to the effect that a transaction will not affect the Tax-Free Status. Any such opinion must assume that the Separation Transactions would have qualified for Tax-Free Status if the transaction in question did not occur.

ARTICLE II

LIABILITY FOR TAXES AND DISTRIBUTION LOSSES

Section 2.1 General Rule.

(a) Alkermes Liability. Alkermes shall be liable for, and shall indemnify and hold harmless the Mural Group from and against any liability for:

(i) Taxes that are allocated to Alkermes under this Article II;

(ii) Separation Taxes;

(iii) any Taxes resulting from a breach of any of Alkermes’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iv) any Distribution Losses that are the responsibility of Alkermes under Section 6.3.

(b) Mural Liability. Mural shall be liable for, and shall indemnify and hold harmless the Alkermes Group from and against any liability for:

(i) Taxes that are allocated to Mural under this Article II;

(ii) any Taxes resulting from a breach of any of Mural’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iii) any Distribution Losses that are the responsibility of Mural under Section 6.3.

Section 2.2 Allocation Of Taxes For Pre-Distribution Periods. Except with respect to Taxes described in Section 2.1(a)(ii), Section 2.1(a)(iii), Section 2.1(a)(iv), Section 2.1(b)(ii) and Section 2.1(b)(iii), Taxes shall be allocated as follows:

(a) Allocation of Taxes Relating to Joint Returns. With respect to any Joint Return, Alkermes shall be responsible for any and all Taxes for Pre-Distribution Periods due with respect to or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) whether such Taxes are attributable to the Neuroscience Business or the Oncology Business.

(b) Allocation of Tax Relating to Separate Returns.

(i) Alkermes shall be responsible for any and all Taxes for (A) Complete Pre-Distribution Periods due with respect to or required to be reported on any Mural Separate Return and (B) all Tax Periods due with respect to or required to be reported on any Alkermes Separate Return (including, in each case, any increase in such Tax as a result of a Final Determination).

(ii) Mural shall be responsible for any and all Taxes due with respect to or required to be reported on any Mural Separate Return for (A) Pre-Distribution Periods (other than Complete Pre-Distribution Periods) and (B) Post-Distribution Periods (including, in each case, any increase in such Tax as a result of a Final Determination).

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1 Alkermes’s Responsibility. Alkermes shall prepare and file, or cause to be prepared and filed:

(a) All Joint Returns that Alkermes or any of its Affiliates is legally responsible for preparing or filing under applicable Law; and

(b) Alkermes Separate Returns.

Section 3.2 Mural’s Responsibility. Mural shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Mural Group other than those Tax Returns which Alkermes is required to prepare and file under Section 3.1.

Section 3.3 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VII.

Section 3.4 Tax Reporting Practices.

(a) Alkermes General Rule. Except as provided in Section 3.4(c), Alkermes shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.1, in accordance with the past practices, accounting methods, elections or conventions of Alkermes (“Past Practices”) used with respect to the items reflected on such Tax Return (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Alkermes.

(b) Mural General Rule. Except as provided in Section 3.4(c), with respect to any Tax Return that Mural has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.2, such Tax Return shall be prepared in accordance with Past Practices used with respect to the items reflected on such Tax Returns (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Mural.

(c) Reporting of Separation Transactions and Other Transactions.

(i) The Tax treatment of the Separation Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Ruling Request, Ruling, Representation Letters and Tax Opinions, and the Tax treatment of the transactions contemplated by the Transition Services Agreement reported on any Tax Return shall be consistent with the treatment determined by Alkermes in its sole discretion, in each case taking into account the jurisdiction in which such Tax Returns are filed. Such treatment reported on any Tax Return for which Mural is the Responsible Party shall be consistent with that on any Tax Return filed or to be filed by Alkermes or any member of the Alkermes Group or caused to be filed by Alkermes. Notwithstanding the foregoing, Alkermes shall have the right to cause to be made a “protective” Section 336(e) Election in accordance with Section 3.5(b).

(ii) Each Party shall, and shall cause its Affiliates to, use reasonable best efforts to ensure the Intended Irish Tax Treatment is achieved and shall not take any action, cause or permit any action to be taken, fail to take any action or cause or permit any action to fail to be taken, which action or failure to act would reasonably be expected to impede or prevent the Intended Irish Tax Treatment.

(iii) Each Party shall, and shall cause its Affiliates to, treat the Alkermes Contribution, the Separation, and the Alkermes Distribution in a manner consistent with the Intended Irish Tax Treatment for all Tax purposes and file all Tax Returns in a manner consistent with the foregoing.

Section 3.5 Certain Elections.

(a) Consolidated or Combined Tax Returns. Mural will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that Alkermes determines are required to be filed or that Alkermes elects to file pursuant to Section 3.1(a).

(b) Protective Section 336(e) Election.

(i) The Parties agree that Alkermes in its sole discretion may make, or may cause the relevant member of the Alkermes Group to make, and Mural will, and will cause its Affiliates to, join in filing, timely protective elections under Section 336(e) of the Code and the Treasury Regulations issued thereunder, including under Treasury Regulation Sections 1.336-2(h)(1)(i) and 1.336-2(j), for each member of the Mural Group that is a domestic corporation for U.S. federal Tax purposes with respect to any Internal Distribution, as determined by Alkermes (a “Section 336(e) Election”). It is intended that a Section 336(e) Election will have no effect unless each such Internal Distribution is a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), by reason of the application of Treasury Regulation Section 1.336-1(b)(5)(i)(B) or Treasury Regulation Section 1.336-1(b)(5)(ii).

(ii) If Alkermes determines to make a Section 336(e) Election pursuant to Section 3.5(b)(i), Alkermes and Mural (and their respective Affiliates) shall cooperate in the preparation, completion and filing of the Section 336(e) Election, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Section 336(e) Election. Alkermes and its Affiliates shall reasonably determine the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of Mural US and its Subsidiaries, each in accordance with Section 336(e) of the Code and the applicable Treasury Regulations (the “Section 336(e) Allocation Statement”), and shall provide Mural (A) a draft of such statement for its review and comment fifteen (15) Business Days prior to the due date for filing such statement and (B) a copy of such statement as filed. To the extent the Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Election, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.

Section 3.6 Right to Review Tax Returns. The Responsible Party with respect to any Tax Return shall make available for review by the Non-Responsible Party the portion of any draft of such Tax Return which is relevant to the determination of the Non-Responsible Party’s rights or obligations under this Agreement, if requested, to the extent (a) such Tax Return relates to Taxes that could reasonably be expected to be equal to or in excess of $100,000 and that are the subject of a Tax Contest and for which the Non-Responsible Party would reasonably be expected to be liable, (b) such Tax Return relates to a Tax Benefit that could reasonably be expected to be equal to or in excess of $100,000 and for which the Non-Responsible Party would reasonably be expected to have a claim under this Agreement, or (c) the Non-Responsible Party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Party shall (x) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the Non-Responsible Party with a meaningful opportunity to analyze and comment on such Tax Return and (y) use reasonable efforts to have such Tax Return modified before filing in accordance with any reasonable comments of the Non-Responsible Party. The Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

Section 3.7 Adjustment Requests and Mural Carrybacks.

(a) Mural hereby agrees that, unless Alkermes consents in writing (which consent may not be unreasonably withheld, conditioned or delayed) or as required by Law, (i) no member of the Mural Group shall file an Adjustment Request with respect to any Tax Return for a Pre-Distribution Period or Straddle Period, and (ii) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Tax Return any Mural Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Mural Carryback.

(b) Alkermes hereby agrees that, unless Mural consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, no member of the Alkermes Group shall file any Adjustment Request with respect to any Tax Return if the result could reasonably be expected to change the Tax liability for which any member of the Mural Group is liable under Section 2.1(b) for any Tax Period in an amount equal to or in excess of $100,000.

Section 3.8 Apportionment of Tax Attributes. Alkermes shall advise Mural in writing of a reasonable allocation of any Tax Attributes, which Alkermes shall determine in accordance with a reasonable interpretation of the Code, Treasury Regulations, and any other applicable Law. The Parties and all members of their respective Groups shall prepare all Tax Returns in accordance with such allocation. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, the Parties agree that Alkermes is not warranting or guaranteeing the amount of any such Tax Attributes.

ARTICLE IV

TAX PAYMENTS

Section 4.1 Payment of Joint Return and Separate Return Taxes. Each Party shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Party or a member of such Party’s Group with respect to a Joint Return or Separate Return.

Section 4.2 Indemnification Payments.

(a) If any Party (the “Payor”) is required under applicable Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Payor shall provide notice to the Required Party for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Such Required Party shall have a period of thirty (30) days after the receipt of notice to respond thereto. Unless the Required Party disputes the amount it is liable for under this Agreement, the Required Party shall reimburse the Payor within forty-five (45) Business Days of delivery by the Payor of the notice described above. To the extent the Required Party does not agree with the amount the Payor claims the Required Party is liable for under this Agreement, the dispute shall be resolved in accordance with Article XIII. Any reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 4.2.

(b) Any Tax indemnity payment required to be made by the Required Party pursuant to this Section 4.2 shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Party by the other Party pursuant to Article V. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(c) All indemnification payments under this Agreement shall be made by Alkermes directly to Mural and by Mural directly to Alkermes; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Alkermes Group, on the one hand, may make such indemnification payment to any member of the Mural Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Article XII.

ARTICLE V

TAX BENEFITS

Section 5.1 Section 336(e) Tax Benefits.

(a) If a member of the Mural Group realizes any Tax Benefit resulting from, attributable to or arising in connection with a Section 336(e) Election, and such Tax Benefit would not have arisen but for such election (determined on a “with and without” basis), Mural shall make a payment to Alkermes within thirty (30) Business Days following each such realization of a Tax Benefit, in an amount equal to (A) the product of (x) such Tax Benefit, times (y) the percentage of the total related Distribution Losses represented by the portion of such total Distribution Losses for which the Alkermes Group is responsible pursuant to Section 6.3, plus (B) interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 5.1; provided, however, that (i) such payments shall be reduced by all reasonable costs incurred by the Mural Group to amend any Tax Returns or other governmental filings, and (ii) if a Tax Benefit is realized (determined on a “with and without” basis) as a result of an audit adjustment by a Tax Authority for a tax period that has already been completed as of the time of such adjustment, then, solely for purposes of determining (x) the date on which Mural must make a payment to Alkermes in respect of such Tax Benefit, (y) the date on which Mural must provide the notice described in Section 5.1(b) , and (z) the date from which interest computed at the Prime Rate accrues on such amount, such Tax Benefit shall be treated as having been realized as of the date on which the applicable Tax Authority issued such adjustment.

(b) No later than thirty (30) Business Days after a Tax Benefit described in Section 5.1(a) is realized by a member of the Mural Group, Mural shall provide Alkermes with notice of the amount payable to Alkermes by Mural pursuant to Section 5.1(a). In the event that Alkermes disagrees with any such calculation described in this Section 5.1(b), Alkermes shall so notify Mural in writing within thirty (30) Business Days of receiving the written calculation set forth above in this Section 5.1(b). Alkermes and Mural shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under Section 5.1(a) shall be determined in accordance with the disagreement resolution provisions of Article XIII as promptly as practicable.

Section 5.2 Other Tax Benefits.

(a) If (i) a member of the Mural Group actually realizes any Tax Benefit, other than a Tax Benefit resulting from a Section 336(e) Election, as a result of any liability, obligation, loss or payment (each, a “Loss”) for which a member of the Alkermes Group is required to indemnify any member of the Mural Group pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement or any Ancillary Agreement), or (ii) if a member of the Alkermes Group actually realizes any Tax Benefit as a result of any Loss for which a member of the Mural Group is required to indemnify any member of the Alkermes Group pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement or any Ancillary Agreement), and, in each case, such Tax Benefit would not have arisen but for such adjustment or Loss (determined on a “with and without” basis), Mural (in the case of the foregoing clause (i)) or Alkermes (in the case of the foregoing clause (ii)), as the case may be, shall make a payment to the other Party in an amount equal to the amount of such actually realized Tax Benefit in cash within ten (10) Business Days of actually realizing such Tax Benefit. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 5.2(a) is subsequently disallowed by the applicable Tax Authority, the Party that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Party.

(b) No later than thirty (30) Business Days after a Tax Benefit described in Section 5.2(a) is realized by a member of the Mural Group or a member of the Alkermes Group, Mural or Alkermes, as the case may be, shall provide the other Party with notice of the amount payable to the other Party pursuant to Section 5.2(a). In the event that Mural or Alkermes, as the case may be, disagrees with any such calculation described in this Section 5.2(a), such Party shall so notify the other Party in writing within thirty (30) Business Days of receiving the written calculation set forth above in this Section 5.2(a). Alkermes and Mural shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable pursuant to Section 5.2(a) shall be determined in accordance with the disagreement resolution provisions of Article XIII as promptly as practicable.

Section 5.3 Tax Refunds. Alkermes shall be entitled (subject to the limitations provided in Section 3.7 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which any member of the Alkermes Group is liable hereunder, and Mural shall be entitled (subject to the limitations provided in Section 3.7 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Mural is liable hereunder. A member of a Group receiving a refund to which a member of the other Group is entitled hereunder shall pay over such refund to such other Party within twenty (20) Business Days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

ARTICLE VI

TAX-FREE STATUS

Section 6.1 Restrictions on Mural.

(a) Mural will not take or fail to take, or permit any Mural Affiliate, as the case may be, to take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Ruling Request, Ruling, Representation Letters, Tax Opinions, the Intended Irish Tax Treatment, any Unqualified Tax Opinion, or any Post-Distribution Ruling, or (ii) which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status of the Separation Transactions.

(b) During the Restricted Period, Mural shall continue and cause to be continued the Active Trade or Business of the Mural SAG and cause Mural US to continue the Active Trade or Business of the Mural US SAG.

(c) During the Restricted Period, Mural shall not, and shall not permit any Mural Affiliate to:

(i) enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or to the extent Mural or any other member of the Mural Group has the right to prohibit any Proposed Acquisition Transaction, allow any Proposed Acquisition Transaction to occur (including, but not limited to, by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the Delaware General Corporation Law or any similar corporate statute, any “fair price” or other provision of Mural’s articles of association, (D) amending its articles of association, certificate of incorporation or other organizational documents to modify the provisions governing its board of directors or approving or seeking approval of any such amendment, or otherwise) with respect to Mural;

(ii) merge or consolidate with any other Person, liquidate or partially liquidate;

(iii) engage in any transaction that would result in Mural or Mural US ceasing to be a company engaged in the Active Trade or Business;

(iv) make or revoke any election under Treasury Regulation Section 301.7701-3;

(v) in one or more transactions, sell, transfer or dispose of, or enter into any other transaction(s) treated for U.S. federal Income Tax purposes as a sale or exchange of (or approve or allow the sale, transfer or other disposition of, or other transaction(s) treated for U.S. federal Income Tax purposes as a sale or exchange of) 10% or more of the net or gross assets of any Active Trade or Business (such percentage to be measured based on fair market value as of the Distribution Date without regard to any liquid proceeds received as part of the Separation Transactions), in each case other than (A) sales or transfers of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, or (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes;

(vi) reduce the number of full-time employees engaged in the conduct of any Active Trade or Business and transferred as part of the Separation Transactions by 10% or more (such percentage to be measured based on headcount of full-time employees as of the Distribution Date);

(vii) amend the articles of association, certificate of incorporation (or other organizational documents), or take any other action, whether through a shareholder vote or otherwise, affecting the voting rights of Capital Stock of Mural or Mural US (including, without limitation, through the conversion of one class of Capital Stock of Mural or Mural US into another class of Capital Stock of Mural or Mural US); or

(viii) redeem or otherwise repurchase, directly or through any Affiliate, any of the outstanding Capital Stock of Mural or Mural US, or rights to acquire such stock, after the Distribution, other than Specified Redemptions or through repurchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30 and without regard to any liquid proceeds received as part of the Separation Transactions), but, in the case of such latter repurchases, not with any proceeds received as part of the Separation Transactions;

provided, however, that Mural shall be permitted to take such action or one or more actions set forth in the foregoing clauses (i) through (vii) if, prior to taking any such actions, (1) Mural shall have received a private letter ruling from the IRS that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to Alkermes (including any representations made in connection with such Post-Distribution Ruling or assumptions that may be included in such Post-Distribution Ruling); (2) Mural shall have received an Unqualified Tax Opinion that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to Alkermes (including any representations made in connection with such Unqualified Tax Opinion or assumptions that may be included in such Unqualified Tax Opinion); or (3) Alkermes shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion. Unless Alkermes shall have waived the requirement to obtain the Post-Distribution Ruling or Unqualified Tax Opinion described in this paragraph, Mural shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to Alkermes as soon as practicable prior to taking or failing to take any action set forth in the foregoing clause (i) through (vii). Alkermes’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion. Mural shall bear all costs and expenses of securing any such Post-Distribution Ruling or Unqualified Tax Opinion and shall reimburse Alkermes for all reasonable out-of-pocket costs and expenses that Alkermes may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

(d) Mural shall not take or fail to take any action, in the Restricted Period, that would reasonably be expected to increase the Tax liability of the Alkermes Group or affect the Intended Irish Tax Treatment in connection with the Separation Transactions.

Section 6.2 Restrictions on Alkermes. Alkermes agrees that it will not take or fail to take, or permit any Alkermes Affiliate, as the case may be, to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Ruling Request, Ruling, Representation Letters, Tax Opinions, the Intended Irish Tax Treatment, any Unqualified Tax Opinion, or any Post-Distribution Ruling. Alkermes agrees that it will not take or fail to take, or permit any Alkermes Affiliate, as the case may be, to take or fail to take, any action which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status of any Separation Transaction; provided, however, that this Section 6.2 shall not be construed as obligating Alkermes to consummate the Separation or the Distribution, nor shall it be construed as preventing Alkermes from terminating the Separation Agreement pursuant to Section 10.10 thereof. For the avoidance of doubt, Mural’s sole recourse for violations of this Section 6.2 shall be as set forth in Section 6.3.

Section 6.3 Liability For Distribution Losses. In the event that, pursuant to a Final Determination, Distribution Taxes become due and payable to a Tax Authority, then, notwithstanding anything to the contrary in this Agreement:

(a) if and to the extent such Distribution Taxes and any related Distribution Losses result from Section 355(e) of the Code:

(i) as a result of an acquisition of a Fifty-Percent or Greater Interest in Alkermes, then Alkermes shall be responsible for such Distribution Losses.

(ii) as a result of an acquisition of a Fifty-Percent or Greater Interest in Mural, then Mural shall be responsible for such Distribution Losses.

(b) if and to the extent such Distribution Taxes and any related Distribution Losses do not result from Section 355(e) of the Code:

(i) if such Distribution Taxes are attributable to a Mural Disqualifying Act and are not also attributable to a Alkermes Disqualifying Act, then Mural shall be responsible for such Distribution Losses;

(ii) if such Distribution Taxes are attributable to a Alkermes Disqualifying Act and are not also attributable to a Mural Disqualifying Act, then Alkermes shall be responsible for such Distribution Losses;

(iii) if such Distribution Taxes are attributable to both a Mural Disqualifying Act and a Alkermes Disqualifying Act, then responsibility for any Distribution Losses shall be shared by Alkermes and Mural according to relative fault; and

(iv) if such Distribution Taxes are not attributable to a Alkermes Disqualifying Act or a Mural Disqualifying Act, then Alkermes shall be responsible for any Distribution Losses.

ARTICLE VII

ASSISTANCE AND COOPERATION

Section 7.1 Assistance and Cooperation.

(a) The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Party and its Affiliates reasonably available to such other Party as provided in Article VIII of this Agreement. Each of the Parties shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. The Mural Group shall cooperate with Alkermes and take any and all actions reasonably requested by Alkermes in connection with obtaining the Unqualified Tax Opinion or Post-Distribution Ruling (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided that Mural shall not be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(b) Any information or documents provided under this Article VII shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement, the Separation Agreement or any Ancillary Agreement, (i) neither Alkermes nor any Alkermes Affiliate shall be required to provide Mural or any Mural Affiliate or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to Mural, the business or assets of Mural or any Mural Affiliate, (ii) in no event shall Alkermes or any Alkermes Affiliate be required to provide Mural, any Mural Affiliate or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege, and (iii) in no event shall Mural or any Mural Affiliate be required to provide Alkermes, any Alkermes Affiliate or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Alkermes determines that the provision of any information or documents to Mural or any Mural Affiliate, or Mural determines that the provision of any information or documents to Alkermes or any Alkermes Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Article VII in a manner that avoids any such harm or consequence.

Section 7.2 Income Tax Return Information. Each Party shall provide to the other Party information and documents relating to its Group reasonably required by the other Party to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis. Mural and Alkermes acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Alkermes or Mural pursuant to Section 7.1 or this Section 7.2. Mural and Alkermes acknowledge that failure to conform to the reasonable deadlines set by Alkermes or Mural could cause irreparable harm.

Section 7.3 Reliance by Alkermes. If any member of the Mural Group supplies information to a member of the Alkermes Group in connection with any Tax position and an officer of a member of the Alkermes Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Alkermes Group identifying the information being so relied upon, the chief financial officer of Mural (or any officer of Mural as designated by the chief financial officer of Mural) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees and advisers) the information so supplied is accurate and complete.

Section 7.4 Reliance by Mural. If any member of the Alkermes Group supplies information to a member of the Mural Group in connection with any Tax position and an officer of a member of the Mural Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Mural Group identifying the information being so relied upon, the chief financial officer of Alkermes (or any officer of Alkermes as designated by the chief financial officer of Alkermes) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees and advisers) the information so supplied is accurate and complete.

ARTICLE VIII

TAX RECORDS

Section 8.1 Retention of Tax Records. Each Party shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Alkermes shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may be material in the administration of any matter under the Code or other applicable Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Party may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Party. If, prior to the Retention Date, a Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article VIII are no longer material in the administration of any matter under the Code or other applicable Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 8.1 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Party may decommission or discontinue such program or system upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of such other Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.3 Preservation of Privilege. No Party or any of its Affiliates shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld.

ARTICLE IX

TAX CONTESTS

Section 9.1 Notice. Each of the Parties shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods (i) for which it may be indemnified by the other Party hereunder or (ii) for which it may be required to indemnify the other Party hereunder (excluding, in the case of clause (ii), any Taxes attributable to any Post-Distribution Period), or otherwise relating to the Tax-Free Status or the Separation Transactions (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.

Section 9.2 Control of Tax Contests.

(a) Joint Return. In the case of any Tax Contest with respect to any Joint Return, Alkermes shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability; provided, however, that in the case of any Tax Contest with respect to any Joint Return regarding Distribution Taxes for which Mural may reasonably be expected to become liable to make any indemnification payment to Alkermes under this Agreement, Mural shall have the right to participate in such Tax Contest, and Alkermes shall not settle such Tax Contest without the consent of Mural, which consent shall not be unreasonably withheld, conditioned or delayed, taking into account the likelihood of success of such Tax Contest on its merits.

(b) Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having liability for the Tax pursuant to Article II hereof shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.2(b)(i) and (ii) below.

(i) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party, provided, however, that the Controlling Party shall not settle any Tax Contest with respect to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed). Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (A) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (B) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (C) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (D) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (E) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Section 9.2(b), “Controlling Party” means the Party entitled to control the Tax Contest under such section and “Non-Controlling Party” means the other Party.

(ii) Tax Contest Participation. Unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall be invited to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.2(b)(ii) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE X

EFFECTIVE DATE

This Agreement shall be effective as of the Distribution Effective Time.

ARTICLE XI

SURVIVAL OF OBLIGATIONS

The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE XII

TAX TREATMENT OF PAYMENTS

Section 12.1 Gross-Up of Indemnification Payments Made Pursuant to this Agreement. Except to the extent provided in Section 12.2, any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on, required to be withheld with respect to, or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

Section 12.2 Interest. Anything herein to the contrary notwithstanding, to the extent one Party makes a payment of interest to another Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any reduction in Tax to the Party making such payment or increase in Tax to the Party receiving such payment.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.1 Negotiation. A Party seeking resolution of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”), shall provide written notice of such Dispute to the other Party, specifying the terms of such Dispute in reasonable detail (“Dispute Notice”). The appropriate executives of the Parties who have authority to settle the Dispute (or such other individuals designated by the respective executives) shall attempt to resolve the Dispute through good faith negotiation for a reasonable period of time; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed thirty (30) days from the time of receipt by a Party of the Dispute Notice. If the Dispute has not been resolved within thirty (30) days after receipt of the Dispute Notice, the respective chief executive officers or their respective designees (with full settlement authority) of Alkermes and Mural shall meet in person (or where necessary, by phone) at a mutually acceptable time and, if applicable, place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. Any contractual time period or deadline under this Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved pursuant to this Article XIII.

Section 13.2 Arbitration. Any Dispute that is not resolved pursuant to Section 13.1 within thirty (30) days after receipt of a Dispute Notice shall be resolved by final and binding arbitration pursuant to the procedures set forth in Section 8.2 of the Separation Agreement.

Section 13.3 Referral To Tax Advisor For Computational or Tax Law Disputes. Notwithstanding anything to the contrary in Article XIII, with respect to any Dispute involving one or more computational matters or pure questions of Tax Law, if the Parties are not able to resolve the Dispute through the negotiation process set forth in Section 13.1, then such computational matters or pure questions of Tax Law (each, a “Disputed Tax Matter”) will be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator solely in order to resolve the Disputed Tax Matters. In the event that the Parties are unable to agree upon a Tax Advisor within forty-five (45) days of receipt of a Dispute Notice, the arbitrator or arbitrators of the underlying Dispute under Section 13.2 shall select a Tax Advisor on behalf of the Parties to act as an arbitrator in order to resolve the Disputed Tax Matters. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Parties of its resolution of any such Dispute Tax Matters as soon as practical, but in any event no later than thirty (30) Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties, and shall not be reviewable by the arbitrator or arbitrators of the underlying Dispute under Section 13.2. Following receipt of the Tax Advisor’s written notice to the Parties of its resolution of the Dispute Tax Matters, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. Each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the Disputed Tax Matters to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Parties. For the avoidance of doubt, the arbitrator or arbitrators of the underlying Dispute under Section 13.2 shall resolve all portions of any Dispute that are not Disputed Tax Matters, and shall resolve any question as to whether any portion of a Dispute is a Disputed Tax Matter.

Section 13.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement during the course of a Dispute with respect to all matters not subject to such Dispute.

Section 13.5 Injunctive or Other Equity Relief. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding; provided, however, that any other relief not expressly permitted under this Section 13.5 must be pursued in accordance with Section 13.2, with all remedies being cumulative to the extent allowed by applicable Law. The Parties further agree that irreparable harm would occur, and thus need not be established, in an action to enforce the covenants set forth in Section 6.1, and that such action may be brought pursuant to this Section 13.5. The Parties further agree that any action brought under this Section 13.5 shall be brought exclusively in the courts within the State of Delaware set forth in Section 14.15 and that such courts shall have personal jurisdiction over the Parties in such action.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Complete Agreement; Construction. This Agreement, together with the Separation Agreement and the Ancillary Agreements, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter; for the avoidance of doubt, the preceding clause shall apply to all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Alkermes Group, on the one hand, and any member or members of the Mural Group, on the other hand, which agreements shall be of no further effect between the Parties and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof. In the event and to the extent that there shall be a conflict between the provisions of the Separation Agreement and the provisions of this Agreement, this Agreement shall control. Except as expressly set forth in the Separation Agreement or any Ancillary Agreement: (a) all matters to the extent relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement; and (b) for the avoidance of doubt, in the event of any conflict between the Separation Agreement or any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern.

Section 14.2 Transaction Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the other Transaction Agreements.

Section 14.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 14.4 Survival of Agreement. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 14.5 Expenses. Except as otherwise expressly provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 14.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.6):

To Alkermes:

Alkermes plc

c/o Alkermes, Inc.

900 Winter Street

Waltham, Massachusetts 02451

Attn: David Gaffin

Email:

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attn:    Blake Liggio

    Caitlin Tompkins

Email:    bliggio@goodwinlaw.com

      ctompkins@goodwinlaw.com

To Mural:

Mural Oncology plc

c/o Mural Oncology, Inc.

852 Winter Street

Waltham, Massachusetts 02451

Attn: Maiken Keson-Brookes

Email:

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attn:    Blake Liggio

    Caitlin Tompkins

Email:    bliggio@goodwinlaw.com

    ctompkins@goodwinlaw.com

Section 14.7 Waivers. The delay or failure of either Party to exercise or enforce any of its rights under this Agreement will not constitute, or be deemed to be, a waiver of those rights, nor will any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is being enforced.

Section 14.8 Assignment. No Party may assign any rights or delegate any obligations arising under this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (a) with respect to Alkermes, to a Subsidiary of Alkermes (so long as such Subsidiary remains a Subsidiary of Alkermes), (b) with respect to Mural, to a Subsidiary of Mural (so long as such Subsidiary remains a Subsidiary of Mural) or (c) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (a) and (b), no assignment permitted by this Section 14.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 14.9 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (whether by merger, acquisition of assets, or otherwise, and including any successor of Alkermes or Mural succeeding to the Tax attributes of either under Section 381 of the Code) and permitted assigns.

Section 14.10 Termination and Amendment. This Agreement may be terminated, modified or amended at any time prior to the Distribution Effective Time by and in the sole and absolute discretion of Alkermes without the approval of Mural or the shareholders of Alkermes. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person by reason of such termination. After the Distribution Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Alkermes and Mural.

Section 14.11 Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group) to the other Party (and/or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as otherwise expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m., Eastern time, on the day before the relevant date, or in The Wall Street Journal, Eastern Edition, on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date notice of the claim is given to the indemnifying Party.

Section 14.12 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party. If, at any time, Mural acquires or creates one or more Subsidiaries that are includable in the Mural Group, all references to the Mural Group herein shall thereafter include a reference to such Subsidiaries.

Section 14.13 Third Party Beneficiaries. Except as specifically provided herein, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon any Person other than the Parties any remedy, claim, liability, reimbursement, cause of action or other right beyond any that exist without reference to this Agreement.

Section 14.14 Titles And Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 14.15 Governing Law. This Agreement will be governed by, construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of Laws principles thereof that might lead to the application of Laws other than the Laws of the State of Delaware. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the Parties under or related to this Agreement or any of the transactions contemplated hereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert, and shall hereby waive, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument.

Section 14.16 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 14.17 Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Section,” “paragraph,” and “clause” are references to the Sections, paragraphs, and clauses, respectively, of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) unless the context requires otherwise, references to “party” shall mean Alkermes or Mural, as appropriate, and references to “parties” shall mean Alkermes and Mural; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (k) Alkermes and Mural have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (l) a reference to any Person includes such Person’s successors and permitted assigns.

Section 14.18 No Duplication; No Double Recovery. Nothing in this Agreement, the Separation Agreement or any Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 14.19 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 14.20 Further Action. The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Article IX.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

ALKERMES PLC

By:	/s/ Richie Paul
Name: Richie Paul
Title: Board Designated Signatory

MURAL ONCOLOGY PLC

By:	/s/ Caroline Loew
Name: Caroline Loew, Ph.D.
Title: Director and Secretary

[Signature Page to Tax Matters Agreement]